UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   __________

                                  SCHEDULE 13D
                                 (Rule 13d-101)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                             Seattle Filmworks, Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   71940 B109
                                 (CUSIP Number)

                                 Robert A. Simms
                               55 Railroad Avenue
                               Greenwich, CT 06830
                                 (212) 861-8500
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 October 9, 2001
                      (Date of Event Which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: |_|

                               (Continued on following pages)
                                    (Page 1 of 3 Pages)

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   CUSIP No. 71940 B109                 13D                 Page 2 of 3 Pages
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  1   NAMES OF REPORTING PERSONS
      Robert A Simms

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
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  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a) [  ]
                                                                  (b) [  ]
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  3   SEC USE ONLY

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  4   SOURCE OF FUNDS

      PF
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  5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM
      2(d) or 2(e)
                                                                         [  ]
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  6   CITIZENSHIP OR PLACE OF ORGANIZATION
      U.S.A.
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        NUMBER           7)    SOLE VOTING POWER
        OF                     1,137,144
        SHARES           -------------------------------------------------------
        BENEFICIALLY     8)    SHARED VOTING POWER
        OWNED BY               0
        EACH             -------------------------------------------------------
        REPORTING        9)    SOLE DISPOSITIVE POWER
        PERSON                 1,137,144
        WITH             -------------------------------------------------------
                         10)   SHARED DISPOSITIVE POWER
                               0
--------------------------------------------------------------------------------
 11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,137,144
--------------------------------------------------------------------------------
 12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11 EXCLUDES CERTAIN
      SHARES
                                                                  [  ]
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 13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      6.83%
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 14   TYPE OF REPORTING PERSON

      IN
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

                                   SIGNATURES


      After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.

Date:  January 16, 2002

                              By:   /s/ Robert A. Simms
                                 -----------------------------------------
                                    Robert A Simms